Exhibit 15.1

December 18, 2014

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

We are aware that Monster Worldwide, Inc. (the “Company”) has incorporated by reference in the Registration Statement on Form S-8 our reports dated May 1, 2014, August 5, 2014 and November 7, 2014, relating to the Company’s unaudited interim consolidated financial statements appearing in its quarterly reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, respectively. Pursuant to Regulation C under the Securities Act of 1933 (the “Act”), those reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

/s/ BDO USA, LLP

New York, New York